Exhibit 99.1

For Immediate Release

Cushman & Wakefield Hires Neil Johnston as Chief Financial Officer

CHICAGO, January 5, 2021 – Cushman & Wakefield (NYSE: CWK), a leading global real estate services firm, has appointed Neil Johnston as Executive Vice President (EVP) and Chief Financial Officer (CFO), effective in February.

Johnston’s hiring is part of a long-planned transition, as Duncan Palmer, currently CFO, announced his retirement in February 2020.

“After a very thorough search and transition planning process, we’re extremely pleased to welcome Neil to Cushman & Wakefield,” said Brett White, Cushman & Wakefield’s Executive Chairman & CEO. “I’m confident that, with his leadership, we will build on our strong track record of financial performance as a leader in our industry.”

A 30-year finance veteran with extensive executive leadership experience, Johnston most recently served as EVP and CFO of Presidio, a $3B IT solutions provider. Prior to his time at Presidio, Johnston spent 20 years in various finance leadership roles at Cox Enterprises, a privately held $20B global conglomerate, most recently as EVP and CFO of Cox Automotive, a $7B automotive services company. Prior to joining Cox, Johnston worked for Coca-Cola Enterprises and Deloitte.

Palmer, who has held the firm’s CFO position through a period of transformational growth, will continue with Cushman & Wakefield in a consulting role throughout 2021.

“I’m very proud of what we have accomplished during my tenure. I am confident in the transition process we’ve planned and in what lies ahead for Cushman & Wakefield,” said Palmer.

Johnston will begin as a consultant to Cushman & Wakefield from January 18, 2021 until he becomes CFO on February 28, 2021. He holds an MBA from The Wharton School of the University of Pennsylvania and degrees in accounting, finance and information systems from Georgia State University and the University of Cape Town, South Africa. He is a certified public accountant and a chartered accountant.

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 53,000

MEDIA CONTACT

Grace Wilk

Corporate Communications

+1 312 470 1848

grace.wilk@cushwake.com

employees in 400 offices and 60 countries. In 2019, the firm had revenue of $8.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

-END-